Filed pursuant to
Rule 424(b)(2)
Registration No. 333-157731

	Proposed
Title of Each Class of	Maximum Aggregate	Amount of
Securities Offered	Offering Price	Registration Fee(1)
Common stock, par value $0.01 per share	$300,000,000	$11,790

(1)	Pursuant to Rule 457(o) under the Securities Act, the filing fee was calculated based on a maximum aggregate offering price. The filing fee, calculated in accordance with Rule 457(r), has been transmitted to the Securities and Exchange Commission in connection with the securities offered from Registration Statement File No. 333-157731 by means of this prospectus supplement.

Prospectus Supplement
(To Prospectus dated March 5, 2009)

$300,000,000

Martin Marietta Materials, Inc.

Common Stock

We have entered into a distribution agreement with J.P. Morgan Securities Inc. (“J.P.Morgan”), relating to shares of our common stock, par value $0.01 per share.

Under the distribution agreement, we may offer and sell up to 5,000,000 shares of our common stock having an aggregate offering price of up to $300 million from time to time through J.P.Morgan, as our distribution agent. Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on the New York Stock Exchange (“NYSE”) at market prices or as otherwise agreed by us and J.P.Morgan.

Under the distribution agreement, we also may sell shares of common stock to J.P.Morgan, as principal for its own account, at a price to be agreed upon at the time of sale. If we sell shares to J.P.Morgan as principal, we will enter into a separate terms agreement with J.P.Morgan, and we will describe the agreement in a separate prospectus supplement or pricing supplement.

Our common stock is listed on the NYSE under the symbol “MLM.” The closing price of our common stock on the NYSE on March 5, 2009 was $71.27 per share.

Investing in our common stock involves a high degree of risk. See “Risk factors” beginning on page S-7 of this prospectus supplement, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference herein, and risks described in the other documents incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

J.P.Morgan will receive from us a commission of 2.0% of the gross sales price per share for any shares sold through it as our distribution agent under the distribution agreement. Subject to the terms and conditions of the distribution agreement, J.P.Morgan will use its commercially reasonable efforts to sell on our behalf any shares to be offered by us under the distribution agreement.

J.P.Morgan

March 5, 2009

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or in any free writing prospectus that we may provide to you. We have not, and J.P.Morgan has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and J.P.Morgan is not, making an offer to sell these shares of our common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or in any free writing prospectus that we may provide to you is accurate only as of the date of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus supplement

Prospectus

S-i

About this prospectus supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the terms of this offering of our common stock. The second part is the accompanying prospectus, which provides general information about us and our securities, some of which may not apply to the common stock that we are currently offering.

Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing in our common stock. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under the caption “Where you can find more information” in the accompanying prospectus before investing in our common stock.

In this prospectus supplement and the accompanying prospectus, unless otherwise indicated, the terms “Company,” “we,” “us” and “our” refer to Martin Marietta Materials, Inc. and its consolidated subsidiaries.

Cautionary note regarding forward-looking statements

This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Generally, you can identify these statements because they use words like “anticipates,” “believes,” “expects,” “future,” “intends,” “plans,” “project,” and similar terms. These statements are only our current expectations. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy, and actual results may differ materially from those we anticipated due to a number of uncertainties and risks, including the risks described or incorporated by reference in this prospectus supplement and the accompanying prospectus and other unforeseen risks, some of which are beyond our control. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus supplement, the accompanying prospectus or the incorporated documents.

Before you invest in our common stock, you should be aware that the occurrence of the events described in the risk factors and elsewhere in this prospectus supplement and in the documents incorporated by reference herein could negatively impact our business, operating results, financial condition and stock price. Our actual results could differ materially from these forward-looking statements due to numerous factors, including, without limitation, the following:

•	the level and timing of federal and state transportation funding, particularly in North Carolina, Texas, Georgia and Iowa, four of our largest and most profitable states, and in Florida, our fifth largest state as measured by 2008 aggregates business’ net sales;

•	levels of construction spending in the markets we serve;

•	the severity and duration of a continued decline in the residential construction market;

•	decline in commercial construction, including due to the impact of limited credit availability;

•	delays or cancellations of, or budgetary constraints on, infrastructure projects;

•	unfavorable weather conditions, including hurricane activity;

•	the ability to recognize quantifiable savings from internal expansion projects;

•	the ability to successfully integrate acquisitions quickly and in a cost-effective manner;

•	the volatility of fuel costs, most notably diesel fuel, liquid asphalt and natural gas;

•	continued increases in the cost of repair and supply parts;

•	logistical issues and costs, notably barge availability on the Mississippi River system and the availability of railcars and locomotive power to move trains to supply our Texas and Gulf Coast markets;

•	continued strength in the steel industry markets served by our dolomitic lime products;

•	availability of funds for financing and increases in interest costs;

•	any tightening or disruptions in the credit markets;

•	the impact of our credit ratings on capital structure and financing availability and costs;

•	the effects of the negative economic conditions on our business and financial performance; and

•	other risk factors included in this prospectus supplement under “Risk factors” or from time to time found in our filings with the Securities and Exchange Commission.

Other factors besides those listed here may also adversely affect us and may be material to us. Consequently, the forward-looking statements should not be regarded as representations or warranties by us that such matters will be realized. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Summary

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This is not intended to be a complete description of the matters covered in this prospectus supplement and the accompanying prospectus and is subject, and qualified in its entirety by reference, to the more detailed information and financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus.

Martin Marietta Materials, Inc.

We are a leading producer of aggregates for the construction industry, including infrastructure, commercial, agricultural, and residential. We also have a specialty products segment that manufactures and markets magnesia-based chemical products used in industrial, agricultural, and environmental applications; dolomitic lime sold primarily to the steel industry; and structural composite products. For the year ended December 31, 2008, our aggregates business accounted for approximately 91% of our total net sales, and our specialty products segment accounted for approximately 9% of our total net sales.

We were formed in 1993 as a North Carolina corporation to serve as successor to the operations of the materials group of the organization that is now Lockheed Martin Corporation. Our principal executive offices are located at 2710 Wycliff Road Raleigh, North Carolina 27607-3033, and our telephone number is (919) 781-4550.

Our website is located at http://www.martinmarietta.com. We do not incorporate the information on our website into this prospectus supplement or the accompanying prospectus and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

Recent developments

On February 12, 2009, we announced our results of operations for our fourth quarter and year ended December 31, 2008. For the quarter, we reported:

•	earnings per diluted share of $0.60, compared with $1.33 for the fourth quarter of 2007 (including, in each case, net earnings per share from discontinued operations);

•	net sales of $414.5 million, down 12% compared with the fourth quarter of 2007;

•	Heritage aggregates product line pricing up 9% and volume down 21% compared with the fourth quarter of 2007; and

•	selling, general and administrative expenses down 6% compared with the fourth quarter of 2007, primarily as a result of reduced employee headcount and related labor and benefit costs.

For the year, we reported:

•	earnings per diluted share of $4.20 compared with $6.06 for the prior year (including, in each case, net earnings per share from discontinued operations);

•	net sales of $1.86 billion, down 5% compared with the prior year;

•	Heritage aggregates product line pricing up 7% and volume down 13% compared with the prior year; and

•	selling, general and administrative expenses down $3.8 million, or 2%, compared with prior year.

For additional information, see our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated herein by reference.

The offering

Issuer	Martin Marietta Materials, Inc.

Common stock offered	Up to 5,000,000 shares of our common stock having an aggregate offering price of up to $300 million.

Use of proceeds	We will use the proceeds from this offering for working capital and general corporate purposes, which may include repayment of indebtedness and for acquisitions. See “Use of Proceeds.”

Dividends	On January 30, 2009, we announced a quarterly cash dividend of $0.40 per share of our common stock payable on March 31, 2009 to holders of record on February 27, 2009. Holders of shares sold in this offering will not be entitled to this dividend payment. In 2008, we paid a quarterly cash dividend of $0.345 per share of our common stock on March 31 and June 30 and a quarterly cash dividend of $0.40 per share on September 30 and December 31. In 2007, we paid a quarterly cash dividend of $0.275 per share of our common stock on March 30 and June 29 and a quarterly cash dividend of $0.345 per share on September 28 and December 31. Any future determination to pay cash dividends will be at the discretion of our board of directors, subject to applicable limitations under North Carolina law, and will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our board of directors. We could change our existing dividend policy in the future. See “Price range of common stock and dividend policy.”

Risk factors	Investing in our common stock involves a high degree of risk. Potential investors are urged to consider the risk factors relating to our business and an investment in our common stock described in “Risk factors” in this prospectus supplement, “Risk Factors” in our Annual Report on Form 10-K, which is incorporated herein by reference, and the risk factors described in our other documents incorporated by reference herein. The risk factors in our Annual Report on Form 10-K address, among other matters, the potential effect of negative economic conditions and tightening or disruption in credit markets on our business and financial performance.

NYSE trading symbol	“MLM”

Transfer agent and registrar	American Stock Transfer & Trust Company.

Risk factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the risks described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading price of our common stock could decline due to any of these risks or other factors, and you may lose all or part of your investment.

Our common stock is an equity security and is, in effect, junior to our existing and future indebtedness.

Our common stock is an equity security. Shares of our common stock will, in effect, rank junior to all of our indebtedness, any preferred stock that we may issue in the future, and to other non-equity claims on us and our assets available to satisfy claims on us. Our existing and future indebtedness may restrict payment of dividends on our common stock.

Additionally, unlike indebtedness, for which principal and interest customarily are payable on specified due dates, in the case of common stock, (1) dividends are payable only when and if declared by our board of directors or a duly authorized committee of the board and (2) as a corporation, we are restricted from making dividend payments and redemption payments out of legally available assets.

Our common stock places no restrictions on our business or operations or on our ability to incur indebtedness or issue preferred stock.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

We are not restricted from issuing additional shares of our common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering or the perception that such sales could occur.

Our articles of incorporation and bylaws, our shareholder rights plan and North Carolina law may inhibit a change in control that you may favor.

Our restated articles of incorporation and restated bylaws, shareholder rights plan and North Carolina law contain provisions that may delay, deter or inhibit a future acquisition of us not approved by our board of directors. Such a result could occur even if our shareholders are offered an attractive value for their shares or if many or even a majority of our shareholders believe the takeover is in their best interest. These provisions are intended to encourage any person interested in acquiring us to negotiate with and obtain the approval of our board of directors in connection with the transaction. Provisions that could delay, deter, or inhibit a future acquisition include the following:

•	a classified board of directors;

•	the ability of the board of directors to establish the terms of, and issue, preferred stock without shareholder approval;

•	the requirement that our shareholders may remove directors only for cause;

•	the inability of shareholders to call special meetings of shareholders; and

•	supermajority shareholder approval requirements for business combination transactions with certain 5% shareholders.

In addition, we have in place a shareholder rights plan that will trigger a dilutive issuance of common stock upon acquisitions of our common stock by a third party above a threshold that are not approved by the board of directors. Additionally, the occurrence of certain change of control event could result in an event of default under certain of our existing or future debt instruments.

We could change our existing dividend policy in the future.

The declaration and payment of dividends on our common stock is at the discretion of our board of directors. For example, in the event that deteriorating economic conditions or disruptions in the credit markets have a significant impact on our liquidity or ability to obtain financing, our board of directors could decide to reduce or even suspend dividend payments in the future.

The market price of our common stock may be adversely affected by market conditions affecting the stock markets in general, including price and trading fluctuations on the NYSE.

The market price of our common stock may be adversely affected by market conditions affecting the stock markets in general, including price and trading fluctuations on the NYSE. These conditions may result in (1) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our common stock and (2) sales of substantial amounts of our common stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance. The overall weakness in the economy and the current financial crisis have recently contributed to the extreme volatility of the markets, including the market price of our common stock.

Use of proceeds

We will use the proceeds from this offering for working capital and general corporate purposes, which may include repayment of indebtedness and for acquisitions.

Price range of common stock and dividend policy

Our common stock is traded on the NYSE under the symbol “MLM.” The following table sets forth the high and low sales prices per share of our common stock as reported on the NYSE from January 3, 2007 through March 5, 2009, and the dividends declared by us with respect to each such period. The stock price information is based on data provided by Bloomberg Finance.

	Common stock	Common stock
	High	Low	Dividend

Fiscal Year 2009
First Quarter (through March 5, 2009)	$105.49	$67.25	$0.400	*

Fiscal Year 2008
First Quarter	$132.54	$95.02	$0.345
Second Quarter	125.19	102.16	0.345
Third Quarter	124.97	90.05	0.400
Fourth Quarter	110.93	58.62	0.400

Fiscal Year 2007
First Quarter	$137.27	$98.91	$0.275
Second Quarter	170.25	131.64	0.275
Third Quarter	165.97	116.52	0.345
Fourth Quarter	144.28	114.40	0.345

*	Payable on March 31, 2009 to holders of record on February 27, 2009. Holders of shares sold in this offering will not be entitled to this dividend payment.

The foregoing table shows only historical comparisons. These comparisons may not provide meaningful information to you in determining whether to purchase shares of our common stock. You are urged to obtain current market quotations for our common stock and to review carefully the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

On March 5, 2009, the closing price of our common stock was $71.27 per share. There were 41,406,842 shares of our common stock outstanding and 822 holders of our common stock as of March 4, 2009.

Any future determination to pay cash dividends will be at the discretion of our board of directors, subject to applicable limitations under North Carolina law, and will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our board of directors.

Description of our common stock

See “Description of capital stock” in the accompanying prospectus for a description of our common stock.

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Material U.S. federal income tax considerations for
non-U.S. Holders of our common stock

The following is a general discussion of the material U.S. federal income tax considerations with respect to the ownership and disposition of shares of our common stock applicable to non-U.S. Holders who acquire such shares in this offering and hold such shares as a capital asset (generally, property held for investment). For purposes of this discussion, a “non-U.S. Holder” generally means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes, a partnership and is not: (a) a citizen or individual resident of the United States, (b) a corporation created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (d) trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), Treasury regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service, and other applicable authorities, all of which are subject to change (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income taxation that may be important to a particular non-U.S. Holder in light of that non-U.S. Holder’s individual circumstances, nor does it address any aspects of U.S. federal estate and gift, state, local, or non-U.S. taxes. This discussion may not apply, in whole or in part, to particular non-U.S. Holders in light of their individual circumstances or to holders subject to special treatment under the U.S. federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions, brokers or dealers in securities, controlled foreign corporations, passive foreign investment companies, non-U.S. Holders that hold our common stock as part of a straddle, hedge, conversion transaction or other integrated investment, and certain U.S. expatriates. Each prospective non-U.S. Holder is urged to consult its tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences of the ownership, sale, or other disposition of our common stock.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of a partnership holding our common stock should consult their tax advisor as to the particular U.S. federal income tax consequences applicable to them.

Dividends

In general, any distributions that we make to a non-U.S. Holder with respect to its shares of our common stock that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless the non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable tax treaty and the non-U.S. Holder provides proper certification of its eligibility for such reduced rate. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated first as reducing the adjusted basis in the non-U.S. Holder’s shares of our common stock dollar for dollar and, to the extent that such distribution exceeds the adjusted basis in the non-U.S. Holder’s shares of our common stock, as capital gain from the sale or exchange of such shares.

Any dividends that we pay to a non-U.S. Holder that are effectively connected with its conduct of a trade or business within the United States (and, if a tax treaty applies, are attributable to a permanent establishment or fixed base within the United States) generally will not be subject to U.S. withholding tax, as described above, if the non-U.S. Holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. Holder were a resident of the United States. Dividends received by a foreign corporation that are effectively connected with its conduct of a trade or business within the United States may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty).

Gain on sale or other disposition of common stock

In general, a non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the non-U.S. Holder’s shares of our common stock unless:

•	the gain is effectively connected with a trade or business carried on by the non-U.S. Holder within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment or fixed base of such non-U.S. Holder);

•	the non-U.S. Holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied; or

•	we are or have been a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such non-U.S. Holder’s holding period of our common stock.

Gain that is effectively connected with the conduct of a trade or business in the United States (or so treated) generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If the non-U.S. Holder is a foreign corporation, the branch profits tax described above also may apply to such effectively connected gain. An individual non-U.S. Holder who is subject to U.S. federal income tax because the non-U.S. Holder was present in the United States for 183 days or more during the year of sale or other disposition of our common stock will be subject to a flat 30% tax on the gain derived from such sale or other disposition, which gain may be offset by U.S. source capital losses of such non-U.S. Holder, if any.

We believe that we may currently be, may have been, or may become a USRPHC. However, even if we are or were to become a USRPHC, a non-U.S. Holder who at no time directly, indirectly, or constructively owned more than 5% of the shares of our common stock generally would not be subject to U.S. federal income tax on the disposition of such shares of common stock, provided that our common stock was regularly traded on an established securities market within the meaning of the applicable regulations.

Backup withholding, information reporting and other reporting requirements

We must report annually to the Internal Revenue Service, and to each non-U.S. Holder, the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information reporting may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the non-U.S. Holder resides or is established.

A non-U.S. Holder will generally be subject to backup withholding for dividends on our common stock paid to such holder, unless such holder certifies under penalties of perjury that, among other things, it is a non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person), or such holder otherwise establishes an exemption.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our common stock by a non-U.S. Holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. Holder sells or otherwise disposes its shares of our common stock through a U.S. broker or the U.S. offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the non-U.S. Holder to the Internal Revenue Service and also backup withhold on that amount, unless such non-U.S. Holder provides appropriate certification to the broker of its status as a non-U.S. person or otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person). Information reporting (but generally not backup withholding) will also apply if a non-U.S. Holder sells its shares of our common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that such non-U.S. Holder is a non-U.S. person and certain other conditions are satisfied, or such non-U.S. Holder otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. Holder can be credited against the non-U.S. Holder’s U.S. federal income tax liability, if any, or refunded, provided that the required information is furnished to the Internal Revenue Service in a timely manner. Non-U.S. Holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Plan of distribution

We have entered into a distribution agreement with J.P. Morgan Securities Inc. (“J.P.Morgan”) under which we may issue and sell from time to time up to 5,000,000 shares of our common stock having an aggregate offering price of up to $300 million through J.P.Morgan. Sales of the shares of our common stock, if any, will be made by means of ordinary brokers’ transactions on the NYSE at market prices and such other transactions as agreed upon by us and J.P.Morgan. As agent, J.P.Morgan will not engage in any transactions that stabilize our common stock.

J.P.Morgan will offer common stock subject to the terms and conditions of the distribution agreement on a daily basis or as otherwise agreed upon by us and J.P.Morgan. We will designate the maximum amount of common stock to be sold through J.P.Morgan on a daily basis or otherwise determine such maximum amount together with J.P.Morgan. Subject to the terms and conditions of the distribution agreement, J.P.Morgan will use its commercially reasonable efforts to sell on our behalf all of the designated shares of our common stock. We may instruct J.P.Morgan not to sell common stock if the sales cannot be effected at or above the price designated by us in any such instruction. We or J.P.Morgan may suspend the offering of our common stock under the distribution agreement by notifying each other.

J.P.Morgan will receive from us a commission equal to 2.0% of the gross sales price per share for any shares sold through them as our distribution agent under the distribution agreement unless the parties agree otherwise. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such shares. We have agreed to reimburse J.P.Morgan for certain of its expenses in certain circumstances.

J.P.Morgan will provide written confirmation to us following the close of trading on the NYSE each day in which shares of common stock are sold by it for us under the distribution agreement. Each confirmation will include the number of shares sold on that day, the gross sales price per share and the net proceeds to us.

Settlement for sales of shares of our common stock will occur, unless the parties agree otherwise, on the third business day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

Under the terms of the distribution agreement, we also may sell shares of our common stock to J.P.Morgan, as principal of its own account, at a price agreed upon at the time of sale. If we sell shares to J.P.Morgan as principal, we will enter into a separate terms agreement with J.P.Morgan, and we will describe the agreement in a separate prospectus supplement or pricing supplement.

We will report in a prospectus supplement and/or our filings under the Securities Exchange Act of 1934 at least quarterly the number of shares of our common stock sold through J.P.Morgan under the distribution agreement, the net proceeds to us and the compensation paid by us to J.P.Morgan in connection with the sales of our common stock.

In connection with the sale of common stock on our behalf, J.P.Morgan may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to J.P.Morgan may be deemed to be underwriting commissions or discounts. We have agreed in the distribution agreement to provide indemnification and contribution to J.P.Morgan against certain civil liabilities, including liabilities under the Securities Act.

In the ordinary course of their business, J.P.Morgan and/or its affiliates have in the past performed, and may continue to perform, investment banking, broker dealer, financial advisory or other services for us, for which they have received, or may receive separate fees. J.P.Morgan, or its affiliates, is lead arranger, administrative agent and a lender under our credit facility. They may receive a portion of the proceeds from the sale of our common stock hereunder in the event, and to the extent, that such proceeds are used to repay borrowings under our credit facility.

If either J.P.Morgan or we have reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Securities Exchange Act of 1934 are not satisfied, the party will promptly notify the other and sales of common stock under the distribution agreement and any terms agreement will be suspended until that or other exemptive provisions have been satisfied in the judgment of J.P.Morgan and us.

The offering of shares of our common stock pursuant to the distribution agreement will terminate upon the earlier of (1) the sale of all shares of common stock subject to the distribution agreement and (2) the termination of the distribution agreement by us or by J.P.Morgan.

We estimate that the total expenses of the offering payable by us, excluding discounts and commissions payable to J.P.Morgan under the distribution agreement, will be approximately $350,000.

Legal matters

The validity of our common stock offered hereby will be passed upon for us by Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina, and certain other legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters will be passed upon for J.P.Morgan by Simpson Thacher & Bartlett LLP, New York, New York.

Prospectus

Martin Marietta Materials, Inc.

Debt Securities
Common Stock
Preferred Stock
Warrants

The following are types of securities that we may offer, issue and sell from time to time, together or separately:

•	debt securities, which may be senior or subordinated, convertible or non-convertible;

•	shares of our preferred stock;

•	shares of our common stock; and

•	warrants to purchase debt or equity securities.

This prospectus describes some of the general terms that may apply to the offered securities. The specific terms and amounts of the offered securities will be fully described in supplements to this prospectus, which may add, update or change information in this prospectus. Please read carefully any prospectus supplements and this prospectus and any information incorporated by reference carefully before you invest in these securities.

Our common stock is listed on the New York Stock Exchange under the trading symbol “MLM.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves risks.  See “Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The names of any underwriters or agents and the terms of the arrangements with such entities will be stated in an accompanying prospectus supplement.

The date of this prospectus is March 5, 2009.

About this prospectus

This prospectus is part of a Registration Statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell the securities described in this prospectus in one or more offerings. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. This prospectus provides you only with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement or prospectus supplements containing specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where you can find more information” and “Incorporation by reference” before purchasing any of our securities.

You should rely only on the information contained or incorporated by reference in this prospectus or applicable prospectus supplement or any free writing prospectus. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information in this prospectus or any prospectus supplement, as well as the information incorporated by reference herein or therein, is accurate only as of the date of the documents containing the information. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus and any prospectus supplement, unless otherwise indicated, the terms “Company,” “we,” “us” and “our” refer to Martin Marietta Materials, Inc. and its consolidated subsidiaries.

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About the registrant

We are a leading producer of aggregates for the construction industry, including infrastructure, commercial, agricultural, and residential. We also have a specialty products segment that manufactures and markets magnesia-based chemical products used in industrial, agricultural, and environmental applications; dolomitic lime sold primarily to the steel industry; and structural composite products. For the year ended December 31, 2008, our aggregates business accounted for approximately 91% of our total net sales, and our specialty products segment accounted for approximately 9% of our total net sales.

We were formed in 1993 as a North Carolina corporation to serve as successor to the operations of the materials group of the organization that is now Lockheed Martin Corporation. Our principal executive offices are located at 2710 Wycliff Road Raleigh, North Carolina 27607-3033, and our telephone number is (919) 781-4550.

Our website is located at http://www.martinmarietta.com. We do not incorporate the information on our website into this prospectus and you should not consider it a part of this prospectus.

Risk factors

Investment in the offered securities involves risks. Before acquiring any offered securities pursuant to this prospectus, you should carefully consider the information contained or incorporated by reference in this prospectus or in any accompanying prospectus supplement, including, without limitation, the risks of an investment in our company under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as the same may be updated from time to time by our future filings with the SEC. The occurrence of any of these risks might cause you to lose all or a part of your investment in the offered securities. Please also refer to the section below entitled “Forward-Looking Statements.”

Forward-looking statements

This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Generally, you can identify these statements because they use words like “anticipates,” “believes,” “expects,” “future,” “intends,” “plans,” “project,” and similar terms. These statements are only our current expectations. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy, and actual results may differ materially from those we anticipated due to a number of uncertainties and risks, including the risks described or incorporated by reference in this prospectus and other unforeseen risks, some of which are beyond our control. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus or the incorporated documents.

There may be events in the future that we are unable to predict accurately or over which we have no control. The factors referenced in the section titled “Risk factors,” as well as any cautionary language in, or incorporated by reference into, this prospectus or any prospectus supplement, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our securities, you should be aware that the occurrence of the events described in the risk factors and elsewhere in this prospectus and in the documents incorporated by reference herein could negatively impact our business, operating results, financial condition and stock price.

You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.

Use of proceeds

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of securities offered by this prospectus will be used for general corporate purposes, including, without limitation, the repayment or the refinancing of indebtedness, repurchases of our outstanding common stock, capital expenditures, future acquisitions and working capital. If net proceeds from a specific offering will be used to repay indebtedness, the applicable prospectus supplement will describe the relevant terms of the debt to be repaid. Until we apply the proceeds from a sale of securities to their intended purposes, we may invest those proceeds in short-term investments, including repurchase agreements, some or all of which may not be investment grade.

Ratio of earnings to fixed charges

The following table shows our historical ratio of earnings to fixed charges for each of the five most recent fiscal years.

	Year Ended December 31,
	2008	2007	2006	2005	2004

Ratio of earnings to fixed charges	3.45	5.27	7.01	5.67	4.47

For this ratio, earnings consist of earnings before income taxes on income, extraordinary items and net cumulative effect of accounting changes, adjusted for undistributed earnings of less-than-fifty-percent-owned affiliates. Fixed charges consist of interest expensed and capitalized, plus the portion of rent expense under operating leases deemed by us to be representative of the interest factor.

Description of debt securities

We may issue senior or subordinated debt securities. We will issue the senior debt securities under an indenture to be entered into between us and Branch Banking and Trust Company, Inc., as trustee, which we refer to as the senior indenture. We will issue the subordinated debt securities under an indenture to be entered into between us and Branch Banking and Trust Company, Inc., as trustee, which we refer to as the subordinated indenture. We refer to the senior indenture and the subordinated indenture, collectively, as the base indentures. As used in this prospectus, “debt securities” means our direct unsecured general obligations and may include debentures, notes, bonds or other evidences of indebtedness that we issue and the trustee authenticates and delivers under the applicable base indenture. The prospectus supplement relating to any offering of debt securities will describe more specific terms of the debt securities being offered.

Debt securities will be issued under a base indenture in one or more series established pursuant to a supplemental indenture or a resolution duly adopted by our board of directors or a duly authorized committee thereof. The base indentures do not limit the aggregate principal amount of debt securities that may be issued thereunder, or the amount of series that may be issued. We refer to the base indentures (together with each applicable supplemental indenture or resolution establishing the applicable series of debt securities) collectively in this prospectus as the indentures. The indentures will be subject to and governed by the Trust Indenture Act of 1939.

The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the base indentures and the supplemental indenture or board resolution (including the form of debt security) relating to the applicable series of debt securities, the form of each of which is or will be filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and incorporated herein by reference.

General

The senior debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated debt from time to time outstanding. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of our unsubordinated debt, including any senior debt securities, as described below under “Subordinated Indenture Provisions — Subordination.”

Our secured debt will be effectively senior to the debt securities to the extent of the value of the assets securing such debt. Unless otherwise indicated in a prospectus supplement, the debt securities will be exclusively our obligations and not of our subsidiaries and therefore the debt securities will be structurally subordinate to the debt and liabilities of any of our subsidiaries.

The applicable prospectus supplement will describe the specific terms of each series of debt securities being offered, including some or all of the following:

•	the title of the debt securities;

•	the price at which the debt securities will be issued (including any issue discount);

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates (or manner of determining the same) on which the debt securities will mature;

•	the rate or rates (which may be fixed or variable) per annum (or the method or methods by which such rate or rates will be determined) at which the debt securities will bear interest, if any, and the date or dates from which such interest will accrue;

•	the date or dates on which such interest will be payable and the record dates for such interest payment dates and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

•	if the trustee in respect of the debt securities is other than Branch Banking & Trust Company (or any successor thereto), the identity of the trustee;

•	any mandatory or optional sinking fund or purchase fund or analogous provision;

•	any provisions relating to the date after which, the circumstances under which, and the price or prices at which the debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at our option or of the holder thereof and certain other terms and provisions of such optional or mandatory redemption;

•	if the debt securities are denominated in other than United States dollars, the currency or currencies (including composite currencies) in which the debt securities are denominated;

•	if payments of principal (and premium, if any) or interest, if any, in respect of the debt securities are to be made in a currency other than United States dollars or the amounts of such payments are to be determined with reference to an index based on a currency or currencies other than that in which the debt securities are denominated, the currency or currencies (including composite currencies) or the manner in which such amounts are to be determined, respectively;

•	if other than or in addition to the events of default described in the base indentures, the events of default with respect to the debt securities of that series;

•	any provisions relating to the conversion of debt securities into debt securities of another series or shares of our capital stock or any other equity securities;

•	for the subordinated debt securities, whether the specific subordination provisions applicable to the subordinated debt securities are other than as set forth in the subordinated indenture;

•	any provisions restricting defeasance of the debt securities;

•	any covenants or other restrictions on our operations;

•	conditions to any merger or consolidation; and

•	any other terms of the debt securities.

Unless otherwise indicated in a prospectus supplement in respect of which this prospectus is being delivered, principal of, premium, if any, and interest, if any, on the debt securities (other than debt securities issued as global securities) will be payable, and the debt securities (other than debt securities issued as global securities) will be exchangeable and transfers thereof will be registrable, at the office of the trustee with respect to such series of debt securities and at any other office maintained at that time by us for such purpose, provided that, at our option, payment of interest may be made by check mailed to the address of the holder as it appears in the register of the debt securities.

Unless otherwise indicated in a prospectus supplement relating thereto, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000 thereafter. For certain information about debt securities issued in global form, see “— Global Securities” below. No service charge shall be made for any registration of transfer or exchange of the Securities, but we may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith.

Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special U.S. federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for U.S. federal income tax purposes will be described in the prospectus supplement in respect of which this prospectus is being delivered, if applicable.

Debt securities may be issued, from time to time, with the principal amount payable on the applicable principal payment date, or the amount of interest payable on the applicable interest payment date, to be determined by reference to one or more currency exchange rates or other factors. In such cases, holders of such debt securities may receive a principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest payable on such dates, depending upon the value on such dates of the applicable currency or other factor. Information, if any, as to the methods for determining the amount of principal or interest payable on any date, the currencies or the factors to which the amount payable on such date is linked and certain additional tax considerations applicable to the debt securities will be set forth in a prospectus supplement in respect of which this prospectus is being delivered.

The indentures provide that the trustee and the paying agent shall promptly pay to us upon request any money held by them for the payment of principal (and premium, if any) or interest that remains unclaimed for two years.

The base indentures do not limit the amount of additional unsecured indebtedness that we or any of our subsidiaries may incur. Unless otherwise specified in the resolutions or in any supplemental indenture establishing the terms of the debt securities, the terms of the debt securities do not afford holders of the debt securities protection in the event of a highly leveraged or other similar transaction involving us that may adversely affect the holders of the debt securities. Debt securities of any particular series need not be issued at the same time and, unless otherwise provided, a series may be re-opened, without the consent of the holders of such debt securities, for issuances of additional debt securities of that series, unless otherwise specified in the resolutions or any supplemental indenture establishing the terms of the debt securities.

Global securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with the depositary identified in the applicable prospectus supplement. Unless it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred. However, transfers of the whole security between the depositary for that global security and its nominees or its respective successors are permitted.

Unless otherwise provided in the applicable prospectus supplement, The Depository Trust Company, New York, New York, which we refer to in this prospectus as “DTC” will act as depositary for each series of global securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be effected only through, records maintained by DTC and its participants.

Amendment, supplement and waiver

Subject to certain exceptions, the indentures or the debt securities of any series may be amended or supplemented with the written consent of the holders of not less than a majority in principal amount of the then outstanding debt securities of the affected series; provided that we and the trustee may not, without the consent of the holder of each outstanding debt security of such series affected thereby, (a) reduce the amount of debt securities of such series whose holders must consent to an amendment, supplement or waiver, (b) reduce the rate of or extend the time for payment of interest on any debt security of such series, (c) reduce the principal of or extend the fixed maturity of any debt security of such series, (d) reduce the portion of the principal amount of a discounted security of such series payable upon acceleration of its maturity or (e) make any debt security of such series payable in money other than that stated in such debt security. Any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the debt securities of the affected series, except a default in payment of principal or interest or in respect of other provisions requiring the consent of the holder of each such debt security of that series in order to amend. Without the consent of any holder of debt securities of such series, we and the trustee may amend or supplement the indentures or the debt securities without notice to cure any ambiguity, omission, defect or inconsistency, to provide for uncertificated debt securities in addition to or in place of certificated debt securities, to comply with the provisions of the applicable indenture concerning mergers, consolidations and transfers of all or substantially all of our assets, to appoint a trustee other than Branch Banking & Trust Company (or any successor thereto) as trustee in respect of one or more series of debt securities, or to add, change or eliminate provisions of the applicable indenture as shall be necessary or desirable in accordance with any amendment to the Trust Indenture Act of 1939. In addition, without the consent of any holder of debt securities, we and the trustee may amend or supplement the indentures or the debt securities to make any change that does not materially adversely affect the rights of any holder of that series of debt securities. Whenever we request the trustee to take any action under the indentures, including a request to amend or supplement the applicable indenture without the consent of any holder of debt securities, we are required to furnish the trustee with an officers’ certificate and an opinion of counsel to the effect that all conditions precedent to the action have been complied with. Without the consent of any holder of debt securities, the trustee may waive compliance with any provisions of the indentures or the debt securities if the waiver does not materially adversely affect the rights of any such holder.

Default and remedies

An event of default under the indentures in respect of any series of debt securities is: default for 30 days in payment of interest on the debt securities of that series; default in payment of principal on the debt securities of that series; failure by us for 90 days after notice to us to comply with any of our other agreements in the applicable indenture for the benefit of holders of debt securities of that series; certain events of bankruptcy or insolvency; and any other event of default specifically provided for by the terms of such series, as described in the related prospectus supplement.

If an event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the affected series may declare the debt securities of that series to be due and payable immediately, but under certain conditions such acceleration may be rescinded by the holders of a majority in principal amount of the outstanding debt securities of the affected series. No holder of debt securities may pursue any remedy against us under the applicable indenture (other than with respect to the right to receive payment of principal (and premium, if any) or interest, if any) unless such holder previously shall have given to the trustee written notice of default and unless the holders of at least 25% in principal amount of the debt securities of the affected series shall have requested the trustee to pursue the remedy and shall have offered the trustee indemnity satisfactory to it, the trustee shall not have complied with the request within 60 days of receipt of the request and the offer of indemnity, and the trustee shall not have received direction inconsistent with the request during such 60-day period from the holders of a majority in principal amount of the debt securities of the affected series.

Holders of debt securities may not enforce the indentures or the debt securities except as provided in the applicable indenture. The trustee may refuse to enforce the indentures or the debt securities unless it receives indemnity satisfactory to it from us or, under certain circumstances, the holders of debt securities seeking to direct the trustee to take certain actions under the applicable indenture, against any loss, liability or expense. Subject to certain limitations, holders of a majority in principal amount of the debt securities of any series may direct the trustee in its exercise of any trust or power under the applicable indenture in respect of that series. The indentures provide that the trustee will give to the holders of debt securities of any particular series notice of all defaults known to it, within 90 days after the occurrence of any default with respect to such debt securities, unless the default shall have been cured or waived. The trustee may withhold from holders of debt securities notice of any continuing default (except a default in payment of principal or interest) if it determines in good faith that withholding such notice is in the interests of such holders.

Our directors, officers, employees and stockholders, as such, shall not have any liability for any of our obligations under the debt securities or the indentures or for any claim based on, in respect of, or by reason of such obligations or their creation. By accepting a debt security, each holder of such debt security waives and releases all such claims and liability. This waiver and release are part of the consideration for the issue of the debt securities.

Satisfaction, discharge and defeasance

The indentures provide, unless such provision is made inapplicable to the debt securities of any series issued pursuant to the applicable indenture, that we may, subject to certain conditions described below, discharge our indebtedness and our obligations or certain of our obligations under the applicable indenture in respect of debt securities of a series by depositing funds or, in the case of debt securities payable in United States dollars, U.S. government obligations, or debt securities of the same series with the trustee. The indentures provide that, upon satisfaction of certain conditions (1) we will be discharged from any obligation to comply with certain obligations under the indentures and any noncompliance with such obligations shall not be an event of default in respect of the series of debt securities or (2) provided that 91 days have passed from the date of the deposit referred to below and certain specified events of default have not occurred, we will be discharged from any and all obligations in respect of the series of debt securities (except for certain obligations, including obligations to register the transfer and exchange of the debt securities of such series, to replace mutilated, destroyed, lost or stolen debt securities of such series, to maintain paying agencies and to cause money to be held in trust), in either case upon the deposit with the trustee, in trust, of money, debt securities of the same series, and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient to pay the principal of and each installment of interest on the series of debt securities on the date when such payments become due in accordance with the terms of the applicable indenture and the series of debt securities. Unless otherwise indicated in a prospectus supplement, in the event of any such defeasance under clause (1) above, our other obligations under the applicable indenture and the debt securities of the affected series shall remain in full force and effect. In the event of defeasance and discharge under clause (2) above, the holders of debt securities of the affected series are entitled to payment only from the trust fund created by such deposit for payment. In the case of our discharge from any and all obligations in respect of a series of debt securities as described in clause (2) above, the trust may be established only if, among other things, we shall have delivered to the trustee an opinion of counsel to the effect that, if the subject debt securities are then listed on a national securities exchange, such deposit, defeasance or discharge will not cause the debt securities to be delisted. Prospective purchasers should consult their tax advisors as to the possible tax effects of such a defeasance and discharge.

Pursuant to the escrow trust agreements that we may execute in connection with the defeasance of all or certain of our obligations under the indentures as provided above, we from time to time may elect to substitute U.S. government obligations or debt securities of the same series for any or all of the U.S. government obligations deposited with the trustee; provided that the money, U.S. government obligations, and/or debt securities of the same series in trust following such substitution or substitutions will be sufficient, through the payment of interest and principal in accordance with their terms, to pay the principal of and each installment of interest on the series of debt securities on the date when such payments become due in accordance with the terms of the applicable indenture and the series of debt securities. The escrow trust agreements also may enable us (1) to direct the trustee to invest any money received by the trustee in the U.S. government obligations comprising the trust in additional U.S. government obligations, and (2) to withdraw monies or U.S. government obligations from the trust from time to time; provided that the money and/or U.S. government obligations in trust following such withdrawal will be sufficient, through the payment of interest and principal in accordance with their terms, to pay the principal of and each installment of interest on the series of debt securities on the date when such payments become due in accordance with the terms of the applicable indenture and the series of debt securities.

Subordinated indenture provisions

The subordinated debt securities will be issued under the subordinated indenture. The subordinated debt securities will rank on an equal basis with certain of our other subordinated debt that may be outstanding from time to time and will rank junior to all of our senior debt, as defined below, including any senior debt securities that may be outstanding from time to time.

Subordination.  Holders of subordinated debt securities should recognize that contractual provisions in the subordinated indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated indenture or any supplement thereto to all of our senior debt, including all debt securities we have issued and will issue under the senior indenture.

As used in the subordinated indenture and this prospectus, the term “senior debt” means the principal, premium, if any, unpaid interest and all fees and other amounts payable in connection with any debt for money borrowed other than (1) debt incurred (a) with respect to certain elections under the federal bankruptcy code, (b) debt to our subsidiaries, (c) debt to our employees, (d) tax liability, and (e) certain trade payables, (2) all obligations under interest rate, currency and commodity swaps, caps, floors, collars, hedge arrangements, forward contracts or similar agreements and (3) renewals, extensions, modifications and refunds of any such debt.

Unless otherwise indicated in the applicable prospectus supplement, we may not pay principal of, premium, if any, sinking fund or interest, if any, on any subordinated debt securities if:

•	a default on senior debt exists that permits the holders of such senior debt to accelerate its maturity, and

•	the default is the subject of judicial proceedings or we have received notice of such default.

We may resume payments on the subordinated debt securities when full payment of amounts then due for principal, premium, if any, sinking funds and interest on senior debt has been made or duly provided for.

Unless otherwise indicated in the applicable prospectus supplement, if there is any payment or distribution of our assets to creditors upon a total or partial liquidation or a total or partial dissolution or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding, holders of all present and future senior debt (which will include interest accruing after, or which would accrue but for, the commencement of any bankruptcy, reorganization, insolvency, receivership or similar proceeding) are entitled to receive payment in full of the principal, premium, if any and interest due thereon before holders of the subordinated debt securities are entitled to receive any payment on the subordinated debt securities. In addition, any payments or distributions of our assets, whether in cash, property or securities which would otherwise be made on subordinated debt securities will generally be paid to the holders of senior debt, or their representatives, in accordance with the priorities existing among these creditors at that time until the senior debt is paid in full.

If the trustee under the subordinated indenture or any holders of the subordinated debt securities receive any payment or distribution of assets that is prohibited under the subordination provisions, before all senior debt is paid in full, such payment or distribution must be paid over to the holder of the senior debt.

After payment in full of all present and future senior debt, holders of subordinated debt securities will be subrogated to the rights of any holders of senior debt to receive payments or distributions that are applicable to the senior debt until all the subordinated debt securities are paid in full.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior debt have been fully satisfied.

Governing law

The debt securities and the indenture will be governed by the laws of the State of New York.

Trustee

Branch Banking & Trust Company is a lender under our credit facility, the trustee for our 6.6% senior notes due 2018, 6.25% senior notes due 2037 and floating rate senior notes due 2010 and from time to time performs other services for us in the normal course of business.

Additional information

The indenture is an exhibit to the registration statement of which this prospectus is a part. Any person who receives this prospectus may obtain a copy of the indenture without charge by writing to us at the address listed under the caption “Incorporation by reference.”

Description of capital stock

The following description of our capital stock summarizes certain portions of our restated articles of incorporation, our restated bylaws and the North Carolina Business Corporation Act, or the Business Corporation Act. This information is not complete and is qualified in all respects by reference to the provisions of the restated articles of incorporation, our restated bylaws and the Business Corporation Act.

Common stock

We may issue shares of our common stock, either separately or together with other securities offered pursuant to this prospectus. Under our restated articles of incorporation, we are authorized to issue up to 100,000,000 shares of our common stock, par value of $0.01 per share. At March 4, 2009, there were 41,406,842 shares of our common stock issued and outstanding. The approximate number of shareholders of record of our common stock as of March 4, 2009 was 822. You should read the applicable prospectus supplement relating to an offering of shares of our common stock, or of securities convertible, exchangeable or exercisable for shares of our common stock, for the terms of such offering, including the number of shares of common stock offered, the initial offering price and the market prices and dividend information relating to our common stock.

Each holder of a share of our common stock is entitled to one vote for each share held of record on the applicable record date on each matter voted on at a meeting of shareholders. Holders of our common stock are entitled to receive dividends as may be declared from time to time by our board of directors out of funds legally available therefor. Holders of our common stock are entitled to share pro rata, upon any liquidation or dissolution of the Company, in all remaining assets available for distribution to shareholders after payment or providing for the Company’s liabilities and the liquidation preference of any outstanding preferred stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of holders of shares of our Junior Participating Class B Preferred Stock, which we refer to as Class B preferred stock, and any other series of our preferred stock that we may designate and issue in the future.

Preferred stock

We currently have authorized 10,000,000 shares of preferred stock, par value of $0.01 per share. On October 21, 2006, our board of directors adopted a rights agreement that reserved 200,000 shares of Class B preferred stock for issuance. There are no shares of preferred stock issued and outstanding as of the date of this prospectus.

General

Our board of directors is authorized to establish from time to time one or more series of preferred stock, the number of shares to be included in any series of preferred stock, and to fix the designations, preferences, limitations and relative rights of the shares of such series. The specific terms of any preferred stock to be sold under this prospectus will be described in the applicable prospectus supplement. If so indicated in such prospectus supplement, the terms of the preferred stock offered may differ from the general terms set forth below. Unless otherwise specified in the prospectus supplement relating to the preferred stock offered thereby, each series of preferred stock offered will rank equal in right of payment to all other series of our preferred stock, and holders thereof will have no preemptive rights. The preferred stock offered will, when issued, be fully paid and nonassessable.

You should read the applicable prospectus supplement for the terms of the preferred stock offered. The terms of the preferred stock set forth in such prospectus supplement may include the following, as applicable to the preferred stock offered thereby:

•	the title and stated value of the preferred stock;

•	the number of shares of the preferred stock offered;

•	the liquidation preference and the offering price of the preferred stock;

•	the dividend rates of the preferred stock and/or methods of calculation of such dividends;

•	periods and/or payment dates for the preferred stock dividends;

•	whether dividends on the preferred stock are cumulative;

•	the liquidation rights of the preferred stock;

•	the sinking fund provisions, if applicable, for the preferred stock;

•	the redemption provisions, if applicable, for the preferred stock;

•	whether the preferred stock will be convertible into or exchangeable for other securities and, if so, the terms and conditions of conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period or the method of determining the same;

•	whether the preferred stock will have voting rights and, if so, the terms of such voting rights;

•	whether the preferred stock will be listed on any securities exchange;

•	whether the preferred stock will be issued with any other securities and, if so, the amount and terms of such other securities; and

•	any other specific terms, preferences or rights of, or limitations or restrictions on, the preferred stock.

Our authorized shares of common stock and preferred stock are available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of the stock exchange or automated quotation system on which our securities may be listed or trade. If the approval of our shareholders is not required for the issuance of shares of our common stock or preferred stock, our board of directors may determine to issue such shares without seeking shareholders’ approval.

Our board of directors could issue a series of preferred stock that could, depending on the terms of such series, delay, defer or prevent a change in control of our Company. Any determination to issue such shares will be made by our board of directors based on its judgment as to the best interests of our Company and our shareholders. Our board of directors, in so acting, could issue preferred stock having terms that could discourage an attempt to acquire our Company, including tender offers or other transactions that some, or a majority, of our shareholders might believe to be in their best interests, or in which our shareholders might receive a premium for their stock over the then current market price of such stock.

Rights agreement

On September 27, 2006, our board of directors approved the execution of a rights agreement between our Company and American Stock Transfer & Trust Company, as rights agent. To implement the purpose of the rights agreement, on September 27, 2006, our board of directors declared a dividend distribution of one right for each outstanding share of our common stock and with respect to our common stock issued thereafter until the distribution date (defined below). Each right, when it becomes exercisable, generally entitles the registered holder to purchase from our Company a unit consisting initially of one one-thousandth of a share, each a unit, of our Class B preferred stock, at a purchase price of $315.00 per unit, subject to adjustment.

The rights will separate from our common stock and the distribution date generally will occur upon the earlier of (i) 10 days following public disclosure that a person or group of affiliated or associated persons has become an “acquiring person” (as defined below), or (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group becoming an “acquiring person.” Except as set forth below, an “acquiring person” is a person or group of affiliated or associated persons who has acquired beneficial ownership of 15% or more of the outstanding shares of common stock, and excludes us, our subsidiaries, our employee benefit plans and any person or entity organized, appointed or established by our Company for or pursuant to the terms of any such plan. Until the occurrence of the distribution date, the rights will be attached to all certificates representing shares of our common stock then outstanding, and no separate certificates evidencing the rights will be issued. Pursuant to the rights agreement, our Company reserves the right to require prior to the occurrence of a triggering event (as defined below) that, upon any exercise of rights, a number of rights be exercised so that only whole shares of Class B preferred stock will be issued.

The rights are not exercisable until the occurrence of the distribution date and will expire at the close of business on October 21, 2016, unless such date is extended or the rights are earlier redeemed by our Company as described below.

At any time following the distribution date, each holder of a right will thereafter have the right to receive, upon exercise of the right, our common stock (or, in certain circumstances, cash, property or other securities of our Company) having a value equal to two times the exercise price of the right. However, at such time, all rights that are, or (under certain circumstances specified in the rights agreement) were, beneficially owned by any acquiring person will be null and void and nontransferable and any holder of any such right (including any transferee) will be unable to exercise or transfer any such right.

In the event that, at any time following the date on which there has been public disclosure that, or of facts indicating that, a person has become an acquiring person, which we refer to as the stock acquisition date, (i) our Company is acquired in a merger or other business combination transaction in which our Company is not the surviving corporation, (ii) all or part of the outstanding shares of our Company’s common stock is changed or exchanged in connection with a merger or consolidation, or (iii) 50% or more of our Company’s assets or earning power is sold, mortgaged or transferred, each holder of a right (except rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right. The events set forth in this paragraph and in the preceding paragraph are referred to as the “triggering events.”

The purchase price payable, and the number of units issuable, upon exercise of the rights are subject to an anti-dilution adjustment (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Class B preferred stock, (ii) if holders of the Class B preferred stock are granted certain rights or warrants to subscribe for Class B preferred stock or convertible securities at less than the current market price of the Class B preferred stock, or (iii) upon the distribution to holders of the Class B preferred stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

Our Company may, by a resolution adopted by a majority of the full board of directors, at its option, at any time prior to the earlier of (i) the tenth day following the stock acquisition date, or (ii) October 21, 2016 (unless extended), redeem all but not less than all of the then outstanding rights at a redemption price of $0.001 per right. The redemption of the rights may be made effective at such time and on such terms and conditions as our board of directors in its sole discretion may establish. Immediately following the action of our board of directors effecting the redemption of the rights, the rights will terminate.

At any time after the rights become exercisable for our common stock or other consideration of our Company, our board of directors may exchange the rights, in whole or in part, at an exchange ratio of one share of our common stock, or equity securities deemed to have the same value as one share of our common stock, per right, subject to adjustment.

Until a right is exercised, the holder thereof, as such, will have no rights as a shareholder of our Company, including the right to vote or to receive dividends. Any of the provisions of the rights agreement may be amended by resolution of a majority of the full Board of Directors prior to the distribution date.

Class B preferred stock

Ranking.  The Class B preferred stock ranks ahead of our common stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation or dissolution. The Class B preferred stock ranks junior to all other series of our Company’s preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

Dividends.  Subject to the prior and superior rights of any shares of any series of preferred stock ranking prior and superior to the shares of Class B preferred stock with respect to dividends, the holders of shares of Class B preferred stock will receive when, as and if declared by our board of directors quarterly dividends out of funds legally available for the purpose. Dividends are payable in an amount per one one-thousandth of a share equal to one times the aggregate per share amount of all cash and non-cash dividends declared on the common stock and on the first day of January, April, July and October in each year, commencing on the first quarterly dividend payment date after the first issuance of a share or fraction of a share of Class B preferred stock.

So long as any dividends or distributions payable on Class B preferred stock are in arrears, no shares may be repurchased and no dividends may be declared or paid with respect to shares ranking junior to Class B preferred stock, including our common stock.

Voting Rights.  Holders of shares of Class B preferred stock will be entitled to vote as one voting class with the holders of common stock on all matters submitted to a vote of our shareholders. Each one-thousandth of a share of Class B preferred stock entitles the holder to one vote on all matters submitted to a vote of our shareholders. In the event we shall at any time declare any dividend on common stock payable in shares of common stock, subdivide the outstanding common stock or combine the outstanding common stock into a smaller number of shares, the number of votes per share to which holders of shares of Class B preferred stock were entitled to immediately prior to such event shall by adjusted by multiplying such number by a fraction the numerator of which is the shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

If at any time dividends on any Class B preferred stock are in arrears in an amount equal to four quarterly dividends, all holders of preferred stock with dividends in arrears in an amount equal to four quarterly dividends, voting as a class, will have the right to elect two directors. Except as set forth in the articles of amendment with respect to the Class B preferred stock, holders of Class B preferred stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of common stock as set forth herein) for taking any corporate action.

The affirmative vote of the holders of a majority of the outstanding shares of Class B preferred stock, voting separately as a class, is required if an alteration, amendment or repeal of any provision of the restated articles of incorporation would materially alter or change the powers, preferences or special rights of the Class B preferred stock.

Rights upon Liquidation, Dissolution or Winding Up.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of our Company, holders of Class B preferred stock will be entitled to receive, before any distribution is made to the holders of common stock or any other series of stock ranking junior to the Class B preferred stock, a liquidation preference in the amount of $0.01 per one one-thousandth of a share, plus an amount equal to accrued and unpaid dividends and distributions. Thereafter, the holders of Class B preferred stock will be entitled to receive an aggregate amount per one one-thousandth of a share equal to one times the aggregate amount to be distributed per share to holders of shares of common stock. Following the payment of the foregoing, the holders of Class B preferred stock and holders of shares of common stock shall receive their ratable and proportionate share of the remaining assets to be distributed. In the event that there are not sufficient assets to permit payment in full of the Class B preferred stock liquidation preference and the liquidation preferences of all other series of preferred stock, if any, which rank on parity with the Class B preferred stock, then such remaining assets will be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preference.

Redemption.  The shares of Class B preferred stock are not redeemable.

Transfer agent and registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. Its address is 59 Maiden Lane, Plaza Level, New York, NY 10038 and its telephone number is (800) 937-5449. The transfer agent and registrar of our preferred stock will be designated in the prospectus supplement through which such preferred stock is offered.

Listing

Our common stock is listed and traded on the New York Stock Exchange under the symbol “MLM.”

Certain anti-takeover matters

A number of provisions in our restated articles of incorporation, our restated bylaws, the rights agreement and the Business Corporation Act may make it more difficult to acquire control of us or remove our management.

Staggered Board.  Our board of directors is divided into three classes. The directors in each class serve for a three year term, one class being elected each year by our shareholders. Subject to the rights of the holders of any outstanding series of preferred stock, vacancies on the board of directors may be filled only by a majority of the remaining directors or by the stockholders if the vacancy was caused by removal of the director by the stockholders. This provision could prevent a stockholder from obtaining majority representation on the board by enlarging the board of directors and filling the new directorships with its own nominees.

Removal of Directors.  Directors may be removed only for cause by a majority vote of the shareholders. Cause for removal is deemed to exist only if the director has been convicted in a court of competent jurisdiction of a felony or has been adjudged by a court of competent jurisdiction to be liable for fraudulent or dishonest conduct, or gross abuse of authority or discretion, with respect to the Company, and such conviction or adjudication has become final and non-appealable. If a director is elected by a voting group of shareholders, only such shareholders may participate in the vote to remove such director.

Approval of Certain Mergers, Consolidations, Sales and Leases.  Our restated articles of incorporation require any purchase by us of shares of our voting stock from an interested shareholder (as defined below) who has beneficially owned such securities for less than two years prior to the date of such purchase or any agreement to purchase, other than pursuant to an offer to all stockholders of the same class of shares, at a per share price in excess of the market price, be approved by the affirmative vote of the holders of a majority of our voting stock not beneficially owned by the interested shareholder, voting together as a single class.

In addition, our restated articles of incorporation require us to get the approval of not less that 66 2/3% of our voting stock not beneficially owned by an interested shareholder and 80% of all our voting stock, in addition to any vote required by law, before we may enter into various transactions with interested shareholders, including the following:

•	any merger or consolidation of our Company or any of our subsidiaries with (i) any interested shareholder or (ii) any other corporation (whether or not itself an interested shareholder) which is, or after such merger or consolidation would be, an affiliate of an interested shareholder;

•	any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any interested shareholder or any affiliate of any interested shareholder of any of our assets or any of our subsidiaries having an aggregate fair market value of $10,000,000 or more;

•	the issuance or transfer by us or any of our subsidiaries of any of our equity securities (including any convertible into equity securities) or any of our subsidiaries having an aggregate fair market value of $10,000,000 or more to any interested shareholder or any affiliate of any interested shareholder in exchange for cash, securities, and/or other property;

•	the adoption of any plan or proposal for the liquidation or dissolution of our Company proposed by or on behalf of an interested shareholder or any affiliate of any interested shareholder; or

•	any reclassification of securities or recapitalization of our Company, or any merger or consolidation of our Company with any of our subsidiaries, or any other transaction (whether or not involving an interested shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity (including any securities convertible into equity securities) securities of our Company or any subsidiary which is directly or indirectly owned by any interested shareholder or any affiliate of any interested shareholder.

However, no such vote is required for (A) the purchase by us of shares of voting stock from an interested shareholder unless such vote is required by the first paragraph of this subsection, or (B) any transaction approved by a majority of our disinterested directors.

Our restated articles of incorporation define a interested shareholder as any individual, firm, corporation, partnership, or other entity who or which:

•	is the beneficial owner, directly or indirectly, of 5% or more of our outstanding voting stock;

•	is our affiliate and at any time within the two-year period immediately prior to the date as of which a determination is being made was the beneficial owner, directly or indirectly, of 5% or more of our outstanding voting stock; or

•	is an assignee of or successor to any shares of our voting stock which were at any time within the immediately prior two-year period beneficially owned by any person described in above if such assignment or succession occurred in the course of one or more transactions not involving a public offering.

Advance Notice of Proposals and Nominations.  Our restated bylaws provide that shareholders must provide timely written notice to bring business before an annual meeting of shareholders or to nominate candidates for election as directors at an annual meeting of shareholders. Generally, to be timely, notice for an annual meeting must be received at our principal office not less than 60 days nor more than 90 days prior to the first anniversary of the mailing of the preceding year’s proxy statement in connection with the annual meeting of shareholders. Our restated bylaws also specify the form and content of a shareholder’s notice. These provisions may prevent shareholders from bringing matters before an annual meeting of shareholders or from nominating candidates for election as directors at an annual meeting of shareholders.

Limits on Special Meetings.  A special meeting of the shareholders may be called only by the chairman of our board of directors, the president, or by the board of directors or the executive committee.

Rights Agreement. See “— Preferred stock — Rights agreement” above.

Preferred Stock. See “— Preferred Stock — Class B preferred stock” above.

Indemnification of Directors, Officers and Employees

Our restated bylaws provide that we shall indemnify, to the full extent permitted by law, any person who at any time serves or has served as one of our officers, employees or directors, or who, while serving as such serves or has served at our request as a director, officer, partner, trustee, employee or agent of another enterprise, or as a trustee, other fiduciary or administrator under an employee benefit plan, against expenses, including attorneys’ fees, incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding

(including appeals), whether or not brought by or on our behalf, seeking to hold him or her liable by reason of the fact that such person is or was acting in such capacity, and payments made by such person in satisfaction of any liability, judgment, money decree, fine, penalty or settlement for which he or she may have become liable in any such action, suit or proceeding.

Description of warrants

We may issue warrants to purchase debt securities, preferred stock, common stock or any combination thereof. Such warrants may be issued independently or together with any such securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

General

The prospectus supplement relating to any offering of warrants will describe the particular terms of the warrants being offered, including the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	the designation and terms of the securities purchasable upon exercise of such warrants and the number of such securities issuable upon exercise of such warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Amendments and supplements to warrant agreement

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

Taxation

Any material U.S. federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement offering those securities.

Plan of distribution

We may offer and sell the offered securities in any one or more of the following ways from time to time on a delayed or continuous basis:

•	to or through underwriters;

•	to or through dealers;

•	through agents; or

•	directly to one or more purchasers, including our affiliates.

The prospectus supplement with respect to any offering of our securities will set forth the terms of the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any delayed delivery arrangements.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) of the Securities Act of 1933, as amended.

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to sell the securities. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

Our securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters with respect to a sale of securities will be obligated to purchase all of those securities if they purchase any of those securities.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

If a dealer is utilized in the sales of securities in respect of which this prospectus is delivered, we will sell those securities to the dealer as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Any reselling dealer may be deemed to be an underwriter, as the term is defined in the Securities Act of 1933, as amended, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, as amended, of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale of those securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, with respect to any resale of those securities. The terms of any sales of this type will be described in the related prospectus supplement.

Underwriters, dealers, agents and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payments and delivery on a future date. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of those contracts.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as our agents. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under our agreements to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, and may engage in transactions with or perform services for us in the ordinary course of business.

Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

In connection with the offering of securities, persons participating in the offering, such as any underwriters, may purchase and sell securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities, and syndicate short positions involve the sale by underwriters of a greater number of securities than they are required to purchase from any issuer in the offering. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time.

Any underwriters or agents to or through which securities are sold by us may make a market in the securities, but these underwriters or agents will not be obligated to do so and any of them may discontinue any market-making at any time without notice. No assurance can be given as to the liquidity of or trading market for any securities sold by us.

Any lock-up arrangements of us or our officers or directors will be set forth in a prospectus supplement.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business. Underwriters have from time to time in the past provided, and may from time to time in the future provide, investment banking services to us for which they have in the past received, and may in the future receive, customary fees.

This prospectus and any accompanying prospectus supplement or supplements may be made available in electronic format on the Internet sites of, or through online services maintained by, the underwriter, dealer, agent and/or selling group members participating in connection with any offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, dealer, agent or selling group member, prospective investors may be allowed to place orders online. The underwriter, dealer or agent may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter, dealer or agent on the same basis as other allocations.

Other than the prospectus and accompanying prospectus supplement or supplements in electronic format, the information on the underwriter’s, dealer’s, agent’s or any selling group member’s web site and any information contained in any other web site maintained by the underwriter, dealer, agent or any selling group member is not part of this prospectus, the prospectus supplement or supplements or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters, dealers, agents or any selling group member in its capacity as underwriter, dealer, agent or selling group member and should not be relied upon by investors.

Legal matters

In connection with particular offerings of the securities in the future, unless stated otherwise in the applicable prospectus supplements, the validity of those securities will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York and/or Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Where you can find more information

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. Our SEC filings are also available at the SEC’s web site at http://www.sec.gov.

Our common stock is listed on the New York Stock Exchange under the symbol “MLM” and we are required to file reports, proxy statements and other information with the New York Stock Exchange. You may read any document we file with The New York Stock Exchange at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Information about us is also available on our website at http://www.martinmarietta.com. Such information on our website is not part of this prospectus.

Incorporation by reference

The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

The following documents filed with the SEC are incorporated by reference in this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	Our Proxy Statement filed on April 22, 2008 for the 2008 Annual Meeting of Shareholders; and

•	the descriptions of the common stock and preferred stock purchase rights set forth in our registration statements on Form 8-A filed pursuant to Section 12 of the Exchange Act on January 13, 1994 and October 19, 2006, respectively, and any amendment or report filed for the purpose of updating those descriptions.

All reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the completion of the offering of all securities covered by the respective prospectus supplement, shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any other subsequently filed document which is incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

In reviewing any agreements incorporated by reference, please remember they are included to provide you with information regarding the terms of such agreement and are not intended to provide any other factual or disclosure information about our Company. The agreements may contain representations and warranties by us, which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time.

We will provide, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You should direct requests for documents to:

Martin Marietta Materials, Inc.
2710 Wycliff Road
Raleigh, North Carolina 27607-3033
Attn: Investor Relations
Telephone: (919) 781-4550

$300,000,000

Common Stock

J.P.Morgan